Exhibit 99.1

[PRAECIS Letterhead]

May 8, 2006

By E-Mail and Overnight Mail

BusinessWeek Magazine
BW Reader
1221 Avenue of The Americas
43rd Floor
New York, New York  10020

Ladies and Gentlemen:

On behalf of PRAECIS PHARMACEUTICALS INCORPORATED (Nasdaq: PRCS) (the “Company”), I am writing to direct your attention to certain incorrect information appearing in an article about the Company featured in the column Inside Wall Street, and to request that Business Week promptly issue a correction. The article, entitled “Will Praecis Announce a Lucrative Deal?”, was published online Friday, May 5, 2006 and included in the printed version of BusinessWeek Magazine dated May 15, 2006. Specifically, the incorrect information is as follows:

1)                                      “Plenaxis is already on the market in Germany.”

This statement is incorrect, was never provided by any Company representative to BusinessWeek or its columnist and directly contradicts information contained in the Company’s public filings made with the Securities and Exchange Commission (the “SEC”). Plenaxis® is not currently being marketed in Germany.

In September 2005, the Company received marketing authorization for Plenaxis® from German regulatory authorities. Although the Company has received marketing authorization for Plenaxis® in Germany, it does not have the financial resources or expertise to market the product in Germany or in any other territories outside of the United States. For this reason, the Company does not intend to seek additional approvals for Plenaxis® in the European Union under the MRP or in any other territory outside the United States. Moreover, the Company has disclosed its intention to dispose of its Plenaxis® assets through a license or sale transaction and has engaged an investment banking firm to assist it with this effort. The Company has also disclosed that if it is unable to license or sell Plenaxis® in a timely manner and on acceptable terms, it does not intend to pursue further the commercialization of Plenaxis® outside of the United States and will seek to discontinue all distribution of Plenaxis® in the United States.

Each of the statements in the foregoing paragraph, which correctly reflect the status of Plenaxis® in Germany, appear in prior public filings by the Company with the SEC, including in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and its Quarterly Report on Form 10-Q for the three months ended March 31, 2006.

2)                                      “...its initial sales results will be announced by yearend.”

As set forth above, the Company has publicly disclosed in its filings with the SEC that it does not intend to market Plenaxis® in Germany and is actively pursuing, with the assistance of an investment banking firm, the disposition of its Plenaxis® assets through a license or sale transaction.

The incorrect information appearing in the article and specified above was not conveyed to BusinessWeek or its columnist by any representative of the Company and, as noted above, is inconsistent with the Company’s prior public disclosure on these matters. Accordingly, the Company requests that BusinessWeek promptly issue a formal correction of these statements.

Thank you for your attention to this matter. Please contact the undersigned at (781) 795- 4312 with any questions.

Very truly yours,

/s/ Mary Beth DeLena

Mary Beth DeLena
Vice President, Legal and Secretary